EXHIBIT 99.1




FOR IMMEDIATE RELEASE

For:     MAF Bancorp, Inc.                         Media Contact:
         55th Street & Holmes Avenue               -------------
         Clarendon Hills, IL 60514                 Jim Thomas
         www.mafbancorp.com                        630-887-3177
         ------------------                        jim.thomas@midamericabank.com

                                                   Investor Relations Contacts:
                                                   ---------------------------
                                                   Jerry A. Weberling, Chief
                                                      Financial Officer
                                                   630-887-5999

                                                   Michael J. Janssen, Senior
                                                      Vice President
                                                   630-986-7544

                 MAF BANCORP ANNOUNCES MORTGAGE PRACTICES REVIEW

         CLARENDON HILLS, Illinois, August 15, 2002 - MAF Bancorp, Inc. (MAFB) announced today the U.S. Department of Justice (DOJ) is reviewing the company's mortgage lending practices to determine compliance with the federal Fair Housing Act and the Equal Credit Opportunity Act.

         The company is cooperating fully with the DOJ to resolve the matter. MAF Bancorp President Ken Koranda said the review is focusing on the level of residential mortgage lending in past years in minority census tracts within the Chicago metropolitan area.

         "We support fair lending practices, and have made homeownership for all citizens a core value of our company," Koranda said. "The Office of Thrift Supervision has rated Mid America Bank 'Outstanding' in each of its past three Community Reinvestment Act (CRA) compliance examinations, and no individual has ever filed a fair lending complaint with the bank. We'll continue to take all necessary steps to satisfy federal fair lending standards."

         Since 1996, the company has made more than $650 million in mortgage loans to minority customers. Mid America recently established a new community lending division to promote homeownership in minority communities.

         Koranda said the company is an active participant in many outreach programs to increase mortgage credit opportunities for minorities, including the Fannie Mae Anti-Predatory Lending Initiative, The Congressional Black Caucus' Foundation With Ownership Wealth (WOW) program, the City of Chicago's New Homes for Chicago program and Neighborhood Housing Services.

         MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The bank operates a network of 33 retail-banking offices in Chicago and its suburbs.

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